Advanced Energy Solutions

MEDIA RELEASE

FOR IMMEDIATE RELEASE

ENER1 DISCUSSES BATTERY SAFETY AND TIMELINES

FORT LAUDERDALE, FL, August 15, 2007, Ener1, Inc. (OTCBB: ENEI) today issued this media release to address matters discussed in the August 8, 2007 Wall Street Journal article (Toyota Delays Next Hybrids on Safety Concerns.)

The August 8, 2007 Wall Street Journal article (Toyota Delays Next Hybrids on Safety Concerns) points out what Ener1 considers to be the most important issue in the development of the new generation of batteries for hybrid electric vehicles — SAFETY. With hybrids, plug-in hybrids and the electric vehicle, we have before us the opportunity to address serious problems from green house gas emissions and over-dependence on fossil fuels. This is not to mention the huge effect that oil imports have on our balance of payments and trade deficit. We should not take a short term view to this solution and take any shortcuts on safety that could set back this effort.

Most everyone in the automotive industry is convinced that a safe lithium ion battery will create the same commercial opportunity that it did in consumer electronics. There is a sense of urgency to commercialize this technology. Lithium ion batteries have a number of distinct advantages over existing lead and nickel metal hydride battery technology, but the primary advantage is energy density. Energy density in simple terms is the amount of energy stored relative to the size and weight of the battery. As a result, lithium ion batteries will be able to power a vehicle for a longer duration, and take up less trunk space than nickel or lead acid battery alternatives. As important as Lithium ion is for HEV, it is even more important for PHEV or EV due to space requirements. The battery capacity for PHEV and EV will require 4 to 5 times the space using current battery technology leaving no trunk space.

The requirements for HEV applications are very different than for consumer applications, where weight, cost and life cycle are most important. Chemistry and the materials used in Li-Ion batteries are very critical in achieving the desired safety and performance characteristics.

Battery safety should be the most important element above all other issues. To achieve safety, as well as long life and high performance, the companies currently developing this technology are changing materials used in the anode or the cathode. We believe that a non-graphite anode material is required for a safe Li-Ion HEV battery, while a hard carbon anode can be used in PHEV and EV batteries. Almost all consumer electronic lithium ion batteries use a graphite anode. However, due to the size of automotive batteries, the potential heat generation under certain conditions is potentially too large to be assured of safety.  Some developers are tackling the problem by stabilizing the cathode material and using complex and redundant battery management systems to contain safety problems. However, these precautions do not eliminate the fundamental safety issue; safer anode chemistry is necessary, even if it means marginally sacrificing energy density.

In addition to safety, quality and strict process control are required in the early years of development and production. Batteries should be manufactured in North America where constant oversight and interaction between engineering, manufacturing and quality control disciplines of the battery manufacturer and the automobile manufacturer, which is not possible through globe trotting. Lithium ion batteries are still on schedule to be introduced in certain North American vehicles in 2011 or 2010, and that is more than sufficient time to ensure the safety of this important advancement.

The industry’s unshaken commitment and belief in Lithium ion battery can only be transformed in to consumer confidence through the selection of safe materials technology that is commercially viable.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995 conveying management expectations as to the future based on plans, estimates and projections at the time the statements are made. The forward-looking statements contained in this press release involve risks and uncertainties, including, but not necessarily limited to: EnerDel’s ability to succeed as a supplier of batteries to the hybrid electric vehicle and other markets; Ener1’s ability to successfully develop and market proposed lithium battery, fuel cell and nanotechnology-based products and services; the degree of competition in the markets for lithium battery, fuel cell and nanotechnology-based products and services; Ener1’s history of operating losses; the lack of operating history for the development stage Ener1 businesses; the need for additional capital; the dependency upon key personnel; and other risks detailed in filings made from time to time with the Securities and Exchange Commission. These risks and uncertainties could cause actual results or performance to differ materially from any future results or performance expressed or implied in the forward-looking statements included in this release. Ener1 undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.